CHRISTOPHER L. JARRATT

                                314 Church Street
                           Nashville, Tennessee 37201
                                Fax: 615.255.3190
                                  615.255.3199


                                 April 22, 1998



Ms. Lorraine O. Legg, President
TIS Mortgage Investment Company
655 Montgomery Street, Suite 800
San Francisco, CA 94111


Dear Ms. Legg:

         The undersigned, as a record shareholder of TIS Mortgage Investment Company ("TIS"), a Director of TIS, and the proxy holder to vote 760,000 shares of TIS' common stock at the next annual meeting for the election of Directors, hereby demands that the Directors of TIS call and schedule an annual meeting of shareholders as soon as possible. The last annual meeting was held on May 29, 1997, and no election of Directors has taken place since that date.

         The By-laws of TIS, in Section 1.1, require that an annual meeting of shareholders take place within the month of May of each year.

         Please advise James G. Lewis (615) 255-3199 of Third Capital, LLC., 9th Floor, 314 Church Street, Nashville, TN 37201, by Friday, May 1, 1998, as to your response to this demand.



                                             Sincerely,


                                             /s/ Christopher L. Jarratt
                                             --------------------------
                                             Christopher L. Jarratt